Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PaxMedica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for future issuance under the Amended and Restated 2020 Omnibus Equity Incentive Plan	Rule 457(c) and Rule 457(h)	481,423(2)	$2.21(3)	$1,063,944.83	0.00011020	$117.25
Total Offering Amounts					$1,063,944.83		$117.25
Total Fee Offsets							-
Net Fee Due							$117.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock of PaxMedica, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2)	Represents 481,423 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) on January 1, 2023, pursuant to an annual “evergreen” increase provision contained in the 2020 Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $2.21 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 30, 2023.